                                                                      Exhibit 17


                                    J.W. Childs
                            J.W. Childs Associates, L.P.
                                 One Federal Street
                                 Boston, MA  02110



                                             June 1, 1998


Playtex Products, Inc.
300 Nyala Farms Road
Westport, CT  06880

Sir or Madam:

     I hereby resign as a director of Playtex Products, Inc., effective as of the date of the Closing, as defined in the Stock Purchase Agreement among RCBA Playtex, L.P., J.W. Childs Equity Partners, L.P. and Richard C. Blum & Associates, Inc.

                                             Sincerely,

                                             /s/ John W. Childs
                                             -----------------------------------
                                             John W. Childs